EXHIBIT 99

News Release:  Immediate
Contact:  Celeste Gunter
          (804) 649-4307


     RICHMOND, VIRGINIA, April 21, 1994 -- James River Corporation today reported results for its first quarter which ended March 27, 1994. Net sales for the quarter were $1.1 billion, equivalent to the prior year's first quarter. The company reported a net loss of $7.1 million, representing a 30% improvement over the loss of $10.1 million reported in the first quarter of 1993. On a per share basis after preferred dividends, losses were $0.19 per share in 1994's first quarter compared to losses of $0.22 per share in the prior year.
     Income from operations totalled $20.3 million in the first quarter of 1994, a 15% improvement over the prior year's first quarter, despite the severe winter weather conditions, reduced sales from the California earthquake, and depressed paper and board prices, which hampered many of the company's operations. Results for the Consumer Products Business increased by over 20%, to $28.3 million from $23.2 million, principally from strong retail volume and the benefits realized from productivity improvements.
Operating results for the Food and Consumer Packaging Business increased 14%, to $26.6 million in 1994 from $23.3 million in 1993. In the Communications Papers Business, operating losses increased 24%, to $25.1 million from $20.3 million last year, as pricing in most white paper grades continued to decline due to additional industry capacity and substantially higher levels of imports.
     In commenting on operating results, Robert C. Williams, Chairman and Chief Executive Officer of James River noted, "We are encouraged by the strong relative results of our Consumer Products and Food and Consumer Packaging Businesses, that were achieved in what are still difficult markets. These businesses have built better value into their brands and product lines while reducing costs. Similar efforts in Communications Papers have been insufficient to offset higher wood costs in the Northwest and severe price erosion in printing and business papers."
     During the first quarter, the company continued to implement its restructuring and cost reduction programs. In March, James River sold its 50% interest in Coastal Paper Company, a Mississippi-based producer of lightweight papers. Staffing reductions of approximately 200 employees were also realized during the quarter, bringing total staffing reductions to over 2,400 during the past year.
     During the quarter, the company announced the nomination of Anne M. Whittemore, a Partner with the law firm of McGuire, Woods, Battle & Boothe and a former Chairman of the Federal Reserve Bank of Richmond, to the Board of Directors. James River also announced that Richard H. Catlett, Jr., one of the company's founding Directors, William S. Woodside, who joined the Board in 1982, and
W. J. Bowen, a Director since 1986, will be retiring in April, at the end of their current terms.
     Looking ahead, Mr. Williams concluded, "We are encouraged by the recent pricing strength in market pulp which should lead to improved pricing in many of James River's product lines and improved margins relative to less integrated competitors. While the profitability of our white papers business will likely remain under pressure for the near term, the company's recently announced price increases for uncoated free sheet, if sustained, will reduce the losses. In the meantime, the company is continuing its basic strategy to increase value and reduce cost, while managing capital spending to generate free cash flow during 1994."

CONSOLIDATED STATEMENTS OF OPERATIONS
James River Corporation of Virginia and Subsidiaries
For the Quarters (13 Weeks) Ended
March 27, 1994 and March 28, 1993
(in thousands, except per share amounts)

                                             1994         1993
Net sales                              $1,105,503   $1,113,625
Cost of goods sold                        934,866      934,720
Selling and administrative expenses       150,332      161,251

  Income from operations                   20,305       17,654

Interest expense                           34,957       39,185
Other income, net                           2,591        4,189

  Loss before income taxes               (12,061)     (17,342)

Income tax benefit                        (4,975)      (7,212)

  Net loss                            $   (7,086)  $  (10,130)

Preferred dividend requirements           (8,202)      (8,208)

  Net loss applicable to common
    shares                            $  (15,288)  $  (18,338)

Net loss per common share and
  common share equivalent                   $(.19)       $(.22)

Weighted average number of
  common shares and common share
  equivalents -- fully diluted             81,866       81,745

SEGMENT INFORMATION
James River Corporation of Virginia and Subsidiaries
(in thousands)

                                     First       Second       Third       Fourth
                                   Quarter      Quarter     Quarter      Quarter        Year
1994 Net sales:
  Consumer products             $  557,224
  Food and consumer packaging      375,737
  Communications papers            215,044
  Intersegment elimination         (42,502)

    Total net sales             $1,105,503

1993 Net sales:
  Consumer products             $  558,805   $  615,932  $  603,038   $  580,361  $2,358,136
  Food and consumer packaging      387,395      389,340     397,546      394,173   1,568,454
  Communications papers            215,912      237,718     225,323      222,373     901,326
  Intersegment elimination         (48,487)     (44,856)    (42,400)     (41,978)   (177,721)

    Total net sales             $1,113,625   $1,198,134  $1,183,507   $1,154,929  $4,650,195


1994 Operating profit (loss):
  Consumer products                $28,316
  Food and consumer packaging       26,633
  Communications papers            (25,059)
  General corporate expenses        (9,585)

    Income from operations         $20,305

1993 Operating profit (loss):
  Consumer products                $23,190      $33,885     $33,572      $20,639    $111,286
  Food and consumer packaging       23,309       29,676      22,335       28,507     103,827
  Communications papers            (20,281)     (12,297)     (6,389)     (19,433)    (58,400)
  General corporate expenses        (8,564)      (9,076)    (14,035)     (11,015)    (42,690)

    Income from operations         $17,654      $42,188     $35,483      $18,698    $114,023

CONSOLIDATED BALANCE SHEETS
James River Corporation of Virginia and Subsidiaries
(in thousands)
                                             March 27,    March 28,
                                                  1994         1993
ASSETS

Current assets:

  Cash and short-term securities            $   24,569   $  391,746
  Accounts receivable                          410,092      413,066
  Inventories                                  707,322      697,982
  Prepaid expenses                              22,259       23,760
  Deferred income taxes                         80,885       99,941
  Net assets held for sale                      61,688       64,083

    Total current assets                     1,306,815    1,690,578

Net property, plant, and equipment           3,540,715    3,481,459

Investments in affiliates                      527,065      574,162

Other assets                                   314,381      339,266

Goodwill                                       152,136      156,850

                                            $5,841,112   $6,242,315

LIABILITIES AND CAPITAL

Current liabilities:

  Accounts payable and accrued
    liabilities                             $  617,867   $  609,928
  Income taxes payable                           4,597        5,478
  Current portion of long-term debt             79,383      285,005
  Accrued restructuring liability               50,321      113,488

    Total current liabilities                  752,168    1,013,899

Long-term debt                               1,999,668    2,037,950

Accrued postretirement benefits
  other than pensions                          548,173      521,820

Other long-term liabilities                    192,103      169,326

Deferred income taxes                          418,162      424,573

Redeemable and non-redeemable
  preferred stock                              454,048      454,288

Common stock, shares outstanding
  1994--81,631 and 1993--81,579                  8,163        8,158

Additional paid-in capital                   1,219,089    1,217,875

Retained earnings                              249,538      394,426

                                            $5,841,112   $6,242,315

CONSOLIDATED STATEMENTS OF CASH FLOWS
James River Corporation of Virginia and Subsidiaries
For the Quarters (13 Weeks) Ended
March 27, 1994 and March 28, 1993
(in thousands)

                                                  1994         1993


Operating activities:

  Net loss                                     $(7,086)    $(10,130)
  Depreciation expense and cost of
    timber harvested                            88,474       88,375
  Deferred income tax benefit                   (6,885)      (8,762)
  Undistributed losses of
    unconsolidated affiliates                      382        4,388
  Retirement benefit expense in
    excess of funding                           10,160       11,284
  Change in current assets and
    liabilities:
    Accounts receivable                         12,913        1,094
    Inventories                                (41,553)     (11,192)
    Other current assets                          (508)      13,521
    Current liabilities                         (6,020)       1,996
  Other, net                                     2,453        1,254

    Cash provided by operating
      activities                                52,330       91,828


Investing activities:

  Expenditures for property, plant,
    and equipment                              (65,335)     (62,957)
  Cash received from sale of assets              5,268        2,798
  Investments in affiliates                    (12,108)         (59)
  Proceeds received from redemption
    of SCI preferred stock                                   47,050
  Other, net                                     1,880        2,172

    Cash used for investing activities         (70,295)     (10,996)


Financing activities:

  Additions to long-term debt                   58,413      132,688
  Payments of long-term debt                   (18,992)    (176,785)
  Dividends paid and other, net                (20,507)     (20,481)

    Cash provided by (used for)
      financing activities                      18,914      (64,578)

Increase in cash and short-term
  securities                                   $   949      $16,254